Exhibit 99.2

Hurry, Inc. Announces Shareholder Distribution and
Results for First and Second Quarters of Fiscal 2003

ELLIJAY, Ga.—(BUSINESS WIRE)—September 16, 2002—Hurry, Inc. (HURY.PK) today reported that its Board of Directors has approved a distribution of $0.21 per share to shareholders who are of record as of the close of business on September 30, 2002.

The Company plans to begin the process of mailing the distribution immediately after the record date. Although no assurances can be given regarding the timing and amount, if any, of any further distributions, as the Company continues to satisfy all remaining obligations and liabilities, the Board of Directors intends to distribute remaining assets to shareholders in one or more distributions, as practical. The Board of Directors intends to seek shareholder approval of a Plan of Liquidation and Dissolution pursuant to which the Company would be liquidated and dissolved.

The Company also announced today its results for the first and second quarters of Fiscal 2003. For the First Quarter of Fiscal 2003 ending May 1, 2002, the Company had a net loss applicable to common shareholders of approximately $0.5 million or ($0.08) per common share, compared to a net loss applicable to common shareholders of approximately $0.8 million or ($0.14) per common share for the First Quarter of Fiscal 2002. In addition, the Company reported that net sales decreased to approximately $0.9 million during the First Quarter of Fiscal 2003 from approximately $31.2 million in the First Quarter of Fiscal 2002. During the First Quarter of Fiscal 2003, the Company sold or closed all of its stores and ceased retail operations as of March 4, 2002. The Company also reported a decrease in gross profit percentage to 20% during the First Quarter of Fiscal 2002 as compared to 30.5% during the First Quarter of Fiscal 2002. The decrease in gross profit percentage was attributable to the Company selling inventory at less than normal retail rates in connection with the store closings.

For the Second Quarter of Fiscal 2003 ending July 31, 2002, the Company had a net gain applicable to common shareholders of approximately $0.2 million or $0.03 per common share, compared to a net loss applicable to common shareholders of approximately $0.9 million or ($0.15) per common share for the Second Quarter of Fiscal 2002. The net gain applicable to common shareholders for the Second Quarter of Fiscal 2003 was primarily generated by the additional payment received from Whole Foods Market Group, Inc. under the working capital calculation from the October 31, 2001 sale of assets, as offset by the Company’s selling, general and administrative expenses and direct store expenses. Because all the Company’s stores were sold or closed in the prior quarter, the Company did not have any net sales or gross profit during the Second Quarter of 2003, compared to net sales of approximately $33.3 million and gross profit of approximately $9.9 million for the Second Quarter of Fiscal 2002.

Concurrently with the filing of the Form 10-Q for each of the first and second quarters of Fiscal 2003, the Company submitted Certifications of Financial Statements with the Securities and Exchange Commission regarding the Form 10-Q for the quarter ending May 1, 2002 and the Form 10-Q for the quarter ending July 31, 2002. Harry A. Blazer, president and chief executive officer, and Barbara Worrell, principal financial office, executed the certifications.

Hurry, Inc., which was formerly known as Harry’s Farmers Market, Inc., is in the process of winding up its operations and intends to liquidate and dissolve as soon as practicable. The Company previously owned as many as three megastores and six convenience stores specializing in perishable food products, poultry, seafood, fresh bakery goods, and freshly made ready-to-eat, ready-to-heat and ready-to-cook prepared foods as well as deli, cheese and dairy products.

Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based on management’s belief, as well as assumptions made by and information currently available to management, pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company may experience actual results that differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including the possibility that funding may be inadequate to cover the Company’s future plans, including any distribution to shareholders, the unknown costs involved with the winding up and liquidation of the Company’s business and other factors, including, but not limited to, those identified in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year.

Contact:	Hurry, Inc.
              678-393-1294

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